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                                                                      EXHIBIT 12

                               CIGNA CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------
                                                     1996      1995      1994      1993      1992
                                                    ------    ------    ------    ------    ------
Income before income taxes and cumulative effect
  of accounting changes...........................  $1,601    $  251    $  805    $  165    $  179
                                                    ------    ------    ------    ------    ------
Fixed charges included in income:
  Interest expense................................     102       120       121       124       100
  Interest portion of rental expense..............      86        99       102       114       113
                                                    ------    ------    ------    ------    ------
       Total fixed charges included in income.....     188       219       223       238       213
                                                    ------    ------    ------    ------    ------
Income available for fixed charges................  $1,789    $  470    $1,028    $  403    $  392
                                                    ------    ------    ------    ------    ------
Ratio of earnings to fixed charges................     9.5       2.1       4.6       1.7       1.8
                                                    ======    ======    ======    ======    ======
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